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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

Endocare, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

29264P104

(CUSIP Number)

March 10, 2005

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        ☐ Rule 13d-1 (b)

        ☑ Rule 13d-1 (c)

        ☐ Rule 13d-1 (d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

Person Authorized to Receive Notices and Communications:

Taylor H. Wilson, Esq.
Haynes and Boone, LLP
901 Main Street, Suite 3100
Dallas, Texas 75202
(214) 651-5000

13G
CUSIP No. - 29264P104			Page 2 of 27

1.	Name of Reporting Person: WS Capital, L.L.C.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Texas

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 1,720,909

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 1,720,909

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,720,909

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 5.7%

12.	Type of Reporting Person: HC/OO

13G
CUSIP No. - 29264P104			Page 3 of 27

1.	Name of Reporting Person: WS Capital Management, L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Texas

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 1,720,909

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 1,720,909

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,720,909

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 5.7%

12.	Type of Reporting Person: IA/PN

13G
CUSIP No. - 29264P104			Page 4 of 27

1.	Name of Reporting Person: Walker Smith Capital, L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Texas

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 132,428

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 132,428

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 132,428

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0.4%

12.	Type of Reporting Person: PN

13G
CUSIP No. - 29264P104			Page 5 of 27

1.	Name of Reporting Person: Walker Smith Capital (Q.P.), L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Texas

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 625,821

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 625,821

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 625,821

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 2.1%

12.	Type of Reporting Person: PN

13G
CUSIP No. - 29264P104			Page 6 of 27

1.	Name of Reporting Person: Walker Smith International Fund, Ltd.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: British Virgin Islands

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 962,660

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 962,660

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 962,660

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 3.2%

12.	Type of Reporting Person: CO

13G
CUSIP No. - 29264P104			Page 7 of 27

1.	Name of Reporting Person: WSV Management, L.L.C.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Texas

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 447,371

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 447,371

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 447,371

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 1.5%

12.	Type of Reporting Person: IA/OO

13G
CUSIP No. - 29264P104			Page 8 of 27

1.	Name of Reporting Person: WS Ventures Management, L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Texas

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 447,371

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 447,371

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 447,371

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 1.5%

12.	Type of Reporting Person: HC/PN

13G
CUSIP No. - 29264P104			Page 9 of 27

1.	Name of Reporting Person: WS Opportunity Fund, L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Texas

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 127,441

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 127,441

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 127,441

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0.4%

12.	Type of Reporting Person: PN

13G
CUSIP No. - 29264P104			Page 10 of 27

1.	Name of Reporting Person: WS Opportunity Fund (Q.P.), L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Texas

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 137,090

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 137,090

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 137,090

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0.5%

12.	Type of Reporting Person: PN

13G
CUSIP No. - 29264P104			Page 11 of 27

1.	Name of Reporting Person: WS Opportunity Fund International, Ltd.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 182,840

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 182,840

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 182,840

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0.6%

12.	Type of Reporting Person: CO

13G
CUSIP No. - 29264P104			Page 12 of 27

1.	Name of Reporting Person: Reid S. Walker		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 2,168,280

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 2,168,280

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 2,168,280

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 7.1%

12.	Type of Reporting Person: HC/IN

13G
CUSIP No. - 29264P104			Page 13 of 27

1.	Name of Reporting Person: G. Stacy Smith		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 2,168,280

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 2,168,280

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 2,168,280

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 7.1%

12.	Type of Reporting Person: HC/IN

13G
CUSIP No. - 29264P104			Page 14 of 27

1.	Name of Reporting Person: Patrick P. Walker		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 447,371

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 447,371

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 447,371

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 1.5%

12.	Type of Reporting Person: HC/IN

13G
CUSIP No. - 29264P104			Page 15 of 27

1.	Name of Reporting Person: BC Advisors, LLC		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Texas

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 908,107

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 908,107

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 908,107

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 3.0%

12.	Type of Reporting Person: HC/CO

13G
CUSIP No. - 29264P104			Page 16 of 27

1.	Name of Reporting Person: SRB Management, L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Texas

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 908,107

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 908,107

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 908,107

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 3.0%

12.	Type of Reporting Person: IA/PN

13G
CUSIP No. - 29264P104			Page 17 of 27

1.	Name of Reporting Person: SRB Greenway Capital, L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Texas

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 102,986

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 102,986

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 102,986

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0.3%

12.	Type of Reporting Person: PN

13G
CUSIP No. - 29264P104			Page 18 of 27

1.	Name of Reporting Person: SRB Greenway Capital (Q.P.), L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Texas

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 736,238

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 736,238

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 736,238

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 2.5%

12.	Type of Reporting Person: PN

13G
CUSIP No. - 29264P104			Page 19 of 27

1.	Name of Reporting Person: SRB Greenway Offshore Operating Fund, L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 68,883

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 68,883

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 68,883

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0.2%

12.	Type of Reporting Person: PN

13G
CUSIP No. - 29264P104			Page 20 of 27

1.	Name of Reporting Person: Steven R. Becker		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 908,107

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 908,107

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 908,107

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 3.0%

12.	Type of Reporting Person: HC/IN

CUSIP No. — 29264P104	Page 21 of 27

      This Schedule 13G relates to the common stock (“Common Stock”) of Endocare, Inc. acquired by (i) WS Capital, L.L.C., a Texas limited liability company (“WS Capital”), for the account of (1) Walker Smith Capital, L.P., a Texas limited partnership (“WSC”), (2) Walker Smith Capital (Q.P.), L.P., a Texas limited partnership (“WSCQP”), and (3) Walker Smith International Fund, Ltd., a British Virgin Islands exempted company (“WS International”), (ii) WSV Management, L.L.C., a Texas limited liability company (“WSV”), for the account of (1) WS Opportunity Fund, L.P., a Texas limited partnership (“WSO”), (2) WS Opportunity Fund (Q.P.), L.P., a Texas limited partnership (“WSOQP”), and (3) WS Opportunity Fund International, Ltd., a Cayman Islands exempted company (“WSO International”), and (iii) BC Advisors, LLC, a Texas limited liability company (“BCA”), for the account of (1) SRB Greenway Capital, L.P., a Texas limited partnership (“SRBGC”), (2) SRB Greenway Capital (Q.P.), L.P., a Texas limited partnership (“SRBQP”), and (3) SRB Greenway Offshore Operating Fund, L.P., a Cayman Islands limited partnership (“SRB Offshore”). WS Capital is the general partner of WS Capital Management, L.P., a Texas limited partnership (“WSC Management”), which is the general partner of WSC and WSCQP and the agent and attorney-in-fact for WS International. WSV is the general partner of WS Ventures Management, L.P., a Texas limited partnership (“WSVM”), which is the general partner of WSO and WSOQP and the agent and attorney-in-fact for WSO International. Reid S. Walker and G. Stacy Smith are principals of WS Capital and WSV, and Patrick P. Walker is a principal of WSV. BCA is the general partner of SRB Management, L.P., a Texas limited partnership (“SRB Management”), which is the general partner of SRBGC, SRBQP and SRB Offshore. Steven R. Becker is the sole principal of BCA. Pursuant to a letter agreement, Steven R. Becker may collaborate with Reid S. Walker, G. Stacy Smith and Patrick P. Walker on investment strategies from time to time. Each of the reporting persons hereby expressly disclaims membership in a “group” under Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations thereunder with respect to the shares of Common Stock reported herein, and this Schedule 13G shall not be deemed to be an admission that any such reporting person is a member of such a group.

Item 1(a)	Name of Issuer:

Endocare, Inc.

Item 1(b)	Address of Issuer’s Principal Executive Offices:

201 Technology Drive
Irvine, California 92618

Item 2(a)	Names of Persons Filing:

See Item 1 of each cover page.

Item 2(b)	Address of Principal Business Offices:

300 Crescent Court, Suite 1111
Dallas, Texas 75201

Item 2(c)	Citizenship:

See Item 4 of each cover page.

CUSIP No. — 29264P104	Page 22 of 27

Item 2(d)	Title of Class of Securities:

Common Stock, par value $0.001 per share

Item 2(e)	CUSIP Number:

29264P104

Item 3	Status of Persons Filing:

	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);
	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
	(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
	(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);
	(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4	Ownership:

(a)	Reid S. Walker and G. Stacy Smith are the beneficial owners of 2,168,280 shares of Common Stock, which includes (i) 1,720,909 shares beneficially owned by WS Capital and WSC Management for the accounts of WSC, WSCQP and WS International and (ii) 447,371 shares beneficially owned by WSV and WSVM for the accounts of WSO, WSOQP and WSO International.

Patrick P. Walker is the beneficial owner of 447,371 shares of Common Stock beneficially owned by WSV and WSVM for the accounts of WSO, WSOQP and WSO International.

WS Capital and WSC Management are the beneficial owners of 1,720,909 shares of Common Stock, which includes (i) 132,428 shares beneficially owned by WSC, of which 88,195 shares are held directly and 44,233 shares may be acquired upon exercise of warrants, (ii) 625,821 shares beneficially owned by WSCQP, of which 416,787 shares are held directly and 209,034 shares may be acquired upon exercise of warrants, and (iii) 962,660 shares beneficially owned by WS International, of which 641,118 shares are held directly and 321,542 shares may be acquired upon exercise of warrants.

CUSIP No. — 29264P104	Page 23 of 27

WSV and WSVM are the beneficial owners of 447,371 shares of Common Stock, which includes (i) 127,441 shares beneficially owned by WSO, of which 84,874 shares are held directly and 42,567 shares may be acquired upon exercise of warrants, (ii) 137,090 shares beneficially owned by WSOQP, of which 91,300 shares are held directly and 45,790 shares may be acquired upon exercise of warrants, and (iii) 182,840 shares beneficially owned by WSO International, of which 121,769 shares are held directly and 61,071 shares may be acquired upon exercise of warrants.

Steven R. Becker is the beneficial owner of 908,107 shares of Common Stock beneficially owned by BCA and SRB Management for the accounts of SRBGC, SRBQP and SRB Offshore. BCA and SRB Management are the beneficial owners of 908,107 shares of Common Stock, which includes (i) 102,986 shares beneficially owned by SRBGC, of which 72,061 shares are held directly and 30,925 shares may be acquired upon exercise of warrants, (ii) 736,238 shares beneficially owned by SRBQP, of which 515,942 shares are held directly and 220,296 shares may be acquired upon exercise of warrants, and (iii) 68,883 shares beneficially owned by SRB Offshore, of which 48,514 shares are held directly and 20,369 shares may be acquired upon exercise of warrants.

Pursuant to the terms of the warrants, the number of shares of Common Stock that may be acquired by the reporting persons upon exercise of the warrants is limited to that number of shares of Common Stock which, when aggregated with all other shares of Common Stock that may be deemed to be beneficially owned by the reporting persons pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, would not exceed 9.999% of the total number of issued and outstanding shares of Common Stock. Beneficial ownership of the reporting persons, including the number of shares of Common Stock that may be acquired by the reporting persons upon exercise of the warrants, has been calculated in accordance with the terms of the warrants and Section 13(d) of the Securities Exchange Act of 1934, as amended.

(b)	Percent of class:

See Item 11 of each cover page.

(c)	Number of shares as to which each person has:

(i)	sole power to vote or to direct the vote:

See Item 5 of each cover page.

(ii)	shared power to vote or to direct the vote:

See Item 6 of each cover page.

(iii)	sole power to dispose or to direct the disposition of:

See Item 7 of each cover page.

CUSIP No. — 29264P104	Page 24 of 27

(iv)	shared power to dispose or to direct the disposition of:

See Item 8 of each cover page.

Item 5	Ownership of 5% or Less of a Class:

Not applicable.

Item 6	Ownership of More than 5% on Behalf of Another Person:

Not applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

WSC Management is an investment adviser registered with the State of Texas and, as such, has beneficial ownership of the securities held by its clients, WSC, WSCQP and WS International. WS Capital is the general partner of WSC Management. Reid S. Walker and G. Stacy Smith are the sole principals of WS Capital, and therefore exercise investment discretion and control with respect to the shares of Common Stock beneficially owned by WSC Management’s clients.

WSV is an investment adviser registered with the State of Texas and is the general partner of WSVM and, as such, has beneficial ownership of the securities held by its clients, WSO, WSOQP and WSO International. Reid S. Walker, G. Stacy Smith and Patrick P. Walker are the sole principals of WSV, and therefore exercise investment discretion and control with respect to the shares of Common Stock beneficially owned by WSV’s clients.

SRB Management is an investment adviser registered with the State of Texas and, as such, has beneficial ownership of the securities held by its clients, SRBGC, SRBQP and SRB Offshore. BCA is the general partner of SRB Management. Steven R. Becker is the sole principal of BCA, and therefore exercises investment discretion and control with respect to the shares of Common Stock beneficially owned by SRB Management’s clients.

Item 8	Identification and Classification of Members of the Group:

Not applicable.

Item 9	Notice of Dissolution of Group:

Not applicable.

Item 10	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. — 29264P104	Page 25 of 27

SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: March 18, 2005

WS CAPITAL, L.L.C.
By:	/s/ Reid S. Walker
Reid S. Walker, Member

WS CAPITAL MANAGEMENT, L.P.
By:	WS Capital, L.L.C., its general partner
By:	/s/ Reid S. Walker
Reid S. Walker, Member

WALKER SMITH CAPITAL, L.P.
By:	WS Capital Management, L.P., its general partner
By:	WS Capital, L.L.C., its general partner
By:	/s/ Reid S. Walker
Reid S. Walker, Member

WALKER SMITH CAPITAL (Q.P.), L.P.
By:	WS Capital Management, L.P., its general partner
By:	WS Capital, L.L.C., its general partner
By:	/s/ Reid S. Walker
Reid S. Walker, Member

WALKER SMITH INTERNATIONAL FUND, LTD.
By:	WS Capital Management, L.P., its agent and attorney-in-fact
By:	WS Capital, L.L.C., its general partner
By:	/s/ Reid S. Walker
Reid S. Walker, Member

CUSIP No. — 29264P104	Page 26 of 27

WSV MANAGEMENT, L.L.C.
By:	/s/ Reid S. Walker
Reid S. Walker, Member

WS VENTURES MANAGEMENT, L.P.
By:	WSV Management, L.L.C., its general partner
By:	/s/ Reid S. Walker
Reid S. Walker, Member

WS OPPORTUNITY FUND, L.P.
By:	WS Ventures Management, L.P., its general partner
By:	WSV Management, L.L.C., its general partner
By:	/s/ Reid S. Walker
Reid S. Walker, Member

WS OPPORTUNITY FUND (Q.P.), L.P.
By:	WS Ventures Management, L.P., its general partner
By:	WSV Management, L.L.C., its general partner
By:	/s/ Reid S. Walker
Reid S. Walker, Member

WS OPPORTUNITY FUND INTERNATIONAL, LTD.
By:	WS Ventures Management, L.P., its agent and attorney-in-fact
By:	WSV Management, L.L.C., its general partner
By:	/s/ Reid S. Walker
Reid S. Walker, Member

/s/ Reid S. Walker
REID S. WALKER

/s/ G. Stacy Smith
G. STACY SMITH

/s/ Patrick P. Walker
PATRICK P. WALKER

CUSIP No. — 29264P104	Page 27 of 27

BC ADVISORS, LLC
By:	/s/ Steven R. Becker
Steven R. Becker, Member

SRB MANAGEMENT, L.P.
By:	BC Advisors, LLC, its general partner
By:	/s/ Steven R. Becker
Steven R. Becker, Member

SRB GREENWAY CAPITAL, L.P.
By:	SRB Management, L.P., its general partner
By:	BC Advisors, LLC, its general partner
By:	/s/ Steven R. Becker
Steven R. Becker, Member

SRB GREENWAY CAPITAL (Q.P.), L.P.
By:	SRB Management, L.P., its general partner
By:	BC Advisors, LLC, its general partner
By:	/s/ Steven R. Becker
Steven R. Becker, Member

SRB GREENWAY OFFSHORE OPERATING FUND, L.P.
By:	SRB Management, L.P., its general partner
By:	BC Advisors, LLC, its general partner
By:	/s/ Steven R. Becker
Steven R. Becker, Member

/s/ Steven R. Becker
STEVEN R. BECKER

EXHIBITS

Exhibit 1	Joint Filing Agreement, dated March 18, 2005, entered into by and among WS Capital, L.L.C., WS Capital Management, L.P., Walker Smith Capital, L.P., Walker Smith Capital (Q.P.), L.P., Walker Smith International Fund, Ltd., WSV Management, L.L.C., WS Ventures Management, L.P., WS Opportunity Fund, L.P., WS Opportunity Fund (Q.P.), L.P., WS Opportunity Fund International, Ltd., Reid S. Walker, G. Stacy Smith, Patrick P. Walker, BC Advisors, LLC, SRB Management, L.P., SRB Greenway Capital, L.P., SRB Greenway Capital (Q.P.), L.P., SRB Greenway Offshore Operating Fund, L.P. and Steven R. Becker.

EXHIBIT 1

JOINT FILING AGREEMENT

      In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them a Statement on Schedule 13G (including amendments thereto) with regard to the common stock of Endocare, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of March 18, 2005.

WS CAPITAL, L.L.C.
By:	/s/ Reid S. Walker
Reid S. Walker, Member

WS CAPITAL MANAGEMENT, L.P.
By:	WS Capital, L.L.C., its general partner
By:	/s/ Reid S. Walker
Reid S. Walker, Member

WALKER SMITH CAPITAL, L.P.
By:	WS Capital Management, L.P., its general partner
By:	WS Capital, L.L.C., its general partner
By:	/s/ Reid S. Walker
Reid S. Walker, Member

WALKER SMITH CAPITAL (Q.P.), L.P.
By:	WS Capital Management, L.P., its general partner
By:	WS Capital, L.L.C., its general partner
By:	/s/ Reid S. Walker
Reid S. Walker, Member

WALKER SMITH INTERNATIONAL FUND, LTD.
By:	WS Capital Management, L.P., its agent and attorney-in-fact
By:	WS Capital, L.L.C., its general partner
By:	/s/ Reid S. Walker
Reid S. Walker, Member

WSV MANAGEMENT, L.L.C.
By:	/s/ Reid S. Walker
Reid S. Walker, Member

WS VENTURES MANAGEMENT, L.P.
By:	WSV Management, L.L.C., its general partner
By:	/s/ Reid S. Walker
Reid S. Walker, Member

WS OPPORTUNITY FUND, L.P.
By:	WS Ventures Management, L.P., its general partner
By:	WSV Management, L.L.C., its general partner
By:	/s/ Reid S. Walker
Reid S. Walker, Member

WS OPPORTUNITY FUND (Q.P.), L.P.
By:	WS Ventures Management, L.P., its general partner
By:	WSV Management, L.L.C., its general partner
By:	/s/ Reid S. Walker
Reid S. Walker, Member

WS OPPORTUNITY FUND INTERNATIONAL, LTD.
By:	WS Ventures Management, L.P., its agent and attorney-in-fact
By:	WSV Management, L.L.C., its general partner
By:	/s/ Reid S. Walker
Reid S. Walker, Member

/s/ Reid S. Walker
REID S. WALKER

/s/ G. Stacy Smith
G. STACY SMITH

/s/ Patrick P. Walker
PATRICK P. WALKER

BC ADVISORS, LLC
By:	/s/ Steven R. Becker
Steven R. Becker, Member

SRB MANAGEMENT, L.P.
By:	BC Advisors, LLC, its general partner
By:	/s/ Steven R. Becker
Steven R. Becker, Member

SRB GREENWAY CAPITAL, L.P.
By:	SRB Management, L.P., its general partner
By:	BC Advisors, LLC, its general partner
By:	/s/ Steven R. Becker
Steven R. Becker, Member

SRB GREENWAY CAPITAL (Q.P.), L.P.
By:	SRB Management, L.P., its general partner
By:	BC Advisors, LLC, its general partner
By:	/s/ Steven R. Becker
Steven R. Becker, Member

SRB GREENWAY OFFSHORE OPERATING FUND, L.P.
By:	SRB Management, L.P., its general partner
By:	BC Advisors, LLC, its general partner
By:	/s/ Steven R. Becker
Steven R. Becker, Member

/s/ Steven R. Becker
STEVEN R. BECKER